         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 11 to Registration Statement No. 333-67701 on Form N-2 of our report dated November 21, 2006, relating to the financial statements and financial highlights of Morgan Stanley Prime Income Trust (the "Fund") appearing in the Annual Report on Form N-CSR of the Fund for the year ended September 30, 2006, and to the references to us on the cover page of the Statement of Additional Information and under the captions "Financial Highlights" and "Experts" in the Prospectus and "Experts" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
New York, New York
December 19, 2006